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NIKE, INC. REPORTS FISCAL 2014 THIRD QUARTER RESULTS

•	Revenues from continuing operations up 13 percent to $7.0 billion

•	Diluted earnings per share from continuing operations up 4 percent to $0.76

•	Worldwide futures orders up 12 percent, 14 percent growth excluding currency changes

•	Inventories as of February 28, 2014 up 12 percent

BEAVERTON, Ore., March 20, 2014 - NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2014 third quarter ended February 28, 2014. Despite the negative impact of changes in foreign exchange rates, earnings per share for the quarter were up 4 percent due to higher revenues driven by strong demand for NIKE, Inc. brands, gross margin expansion, a lower tax rate and slightly lower average share count, partially offset by the impact of higher SG&A investments in NIKE, Inc. brands and business capabilities.

"Our strong Q3 results demonstrate our relentless focus on delivering innovations that resonate with consumers,” said Mark Parker, President and CEO of NIKE, Inc. “Despite macroeconomic challenges, NIKE delivers consistent results because we focus on the biggest opportunities for growth while we manage risk across our diverse global portfolio. This is how we continue to drive long-term value for our shareholders.”*

Third Quarter Continuing Operations Income Statement Review

•	Revenues for NIKE, Inc. rose 13 percent to $7.0 billion, up 14 percent on a currency neutral basis.

◦	Revenues for the NIKE Brand were $6.6 billion, up 14 percent on a currency neutral basis powered by growth in every geography and key category.

◦
Revenues for Converse were $420 million, up 16 percent on a currency neutral basis, mainly driven by strong performance in our largest direct distribution markets: the United States, China and the United Kingdom.

•
Gross margin expanded 30 basis points to 44.5 percent. Gross margin benefitted from higher average prices and continued growth in the higher margin Direct to Consumer business, partially offset by higher product input costs, unfavorable foreign exchange rates, and higher discounts, reflecting actions to clear excess inventory in select markets.

•
Selling and administrative expense increased 16 percent to $2.2 billion. Demand creation expense was $733 million, up 18 percent, driven by marketing support for key product launches, the upcoming World Cup and investments in retail product presentation for wholesale accounts. Operating overhead expense increased 15 percent to $1.4 billion due to investments in infrastructure, digital innovations and higher Direct to Consumer costs driven by comparable store sales growth and new store openings.

•
Other expense, net was $45 million, comprised primarily of foreign exchange losses. For the quarter, the Company estimates the year-over-year change in foreign currency related gains and losses included in other expense (income), net, combined with the impact of changes in currency exchange rates on the translation of foreign currency-denominated profits, decreased pretax income by approximately $40 million.

•
The effective tax rate was 22.4 percent, compared to 22.8 percent for the same period last year, an improvement primarily due to an increase in earnings from operations outside of the U.S., which are generally subject to a lower tax rate, partially offset by a benefit in the prior-year period from the retroactive reinstatement of the U.S. research and development credit.

•	Net income increased 3 percent to $685 million while diluted earnings per share increased 4 percent to $0.76, reflecting a slight decline in the weighted average diluted common shares outstanding.

February 28, 2014 Balance Sheet Review for Continuing Operations

•
Inventories for NIKE, Inc. were $3.8 billion, up 12 percent from February 28, 2013. NIKE Brand wholesale unit inventories increased 7 percent to support future demand. Changes in the average NIKE Brand wholesale product cost per unit, combined with the impact of changes in foreign currency exchange rates, drove approximately 5 percentage points of net inventory growth.

•	Cash and short-term investments were $5.0 billion, $987 million higher than last year as a result of proceeds from the issuance of debt as well as higher net income.

Share Repurchases

During the third quarter, NIKE, Inc. repurchased a total of 10.4 million shares for approximately $788 million as part of the four-year, $8 billion program approved by the Board of Directors in September 2012. As of the end of the third quarter, a total of 39.6 million shares had been repurchased under this program at a cost of approximately $2.5 billion, an average cost of $63.21 per share.

Futures Orders

As of the end of the quarter, worldwide futures orders for NIKE Brand athletic footwear and apparel scheduled for delivery from March 2014 through July 2014 totaled $10.9 billion, 12 percent higher than orders reported for the same period last year, and 14 percent higher on a currency neutral basis.*

Conference Call

NIKE management will host a conference call beginning at approximately 2:00 p.m. PT on March 20, 2014, to review third quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.nikeinc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, March 27, 2014.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiaries include Converse Inc., which designs, markets and distributes athletic lifestyle footwear, apparel and accessories and Hurley International LLC, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE’s earnings releases and other financial information are available on the Internet at http://investors.nikeinc.com and individuals can follow @Nike.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Nike with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations, discounts and returns, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
For the period ended February 28, 2014

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions, except per share data)	2/28/2014	2/28/2013	Change	2/28/2014	2/28/2013	Change
Income from continuing operations:
Revenues	$6,972	$6,187	13%	$20,374	$18,616	9%
Cost of sales	3,869	3,451	12%	11,313	10,522	8%
Gross profit	3,103	2,736	13%	9,061	8,094	12%
Gross margin	44.5%	44.2%		44.5%	43.5%

Demand creation expense	733	619	18%	2,155	2,103	2%
Operating overhead expense	1,433	1,244	15%	4,155	3,655	14%
Total selling and administrative expense	2,166	1,863	16%	6,310	5,758	10%
% of revenue	31.1%	30.1%		31.0%	30.9%

Interest expense (income), net	9	(2)	—	25	(6)	—
Other expense (income), net	45	17	—	86	(28)	—
Income before income taxes	883	858	3%	2,640	2,370	11%
Income taxes	198	196	1%	638	602	6%
Effective tax rate	22.4%	22.8%		24.2%	25.4%

NET INCOME FROM CONTINUING OPERATIONS	685	662	3%	2,002	1,768	13%
NET INCOME FROM DISCONTINUED OPERATIONS	—	204	—	—	49	—
NET INCOME	$685	$866	-21%	$2,002	$1,817	10%

Earnings per share from continuing operations:
Basic earnings per common share	$0.78	$0.74	5%	$2.26	$1.97	15%
Diluted earnings per common share	$0.76	$0.73	4%	$2.20	$1.93	14%

Earnings per share from discontinued operations:
Basic earnings per common share	$—	$0.23	—	$—	$0.05	—
Diluted earnings per common share	$—	$0.22	—	$—	$0.05	—

Weighted average common shares outstanding:
Basic	882.3	893.9		886.6	898.9
Diluted	904.8	911.7		909.1	916.5

Dividends declared per common share	$0.24	$0.21		$0.69	$0.60

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
As of February 28, 2014

	February 28,	February 28,	% Change
(Dollars in millions)	2014	2013 [1]
ASSETS
Current assets:
Cash and equivalents	$1,864	$2,557	-27%
Short-term investments	3,165	1,485	113%
Accounts receivable, net	3,355	3,232	4%
Inventories	3,825	3,424	12%
Deferred income taxes	319	275	16%
Prepaid expenses and other current assets	882	861	2%
Assets of discontinued operations	—	29	—
Total current assets	13,410	11,863	13%
Property, plant and equipment	6,073	5,370	13%
Less accumulated depreciation	3,337	3,110	7%
Property, plant and equipment, net	2,736	2,260	21%
Identifiable intangible assets, net	386	376	3%
Goodwill	131	131	0%
Deferred income taxes and other assets	1,140	1,080	6%
TOTAL ASSETS	$17,803	$15,710	13%
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$7	$57	-88%
Notes payable	119	85	40%
Accounts payable	1,480	1,259	18%
Accrued liabilities	2,303	1,994	15%
Income taxes payable	45	138	-67%
Liabilities of discontinued operations	—	62	—
Total current liabilities	3,954	3,595	10%
Long-term debt	1,201	161	646%
Deferred income taxes and other liabilities	1,515	1,287	18%
Redeemable preferred stock	—	—	—
Shareholders' equity	11,133	10,667	4%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$17,803	$15,710	13%
[1] Prior year inventories and accrued liabilities have been revised to recognize certain inventories held at third parties.

NIKE, Inc.
DIVISIONAL REVENUES[1]
For the period ended February 28, 2014
				% Change Excluding Currency Changes[2]				% Change Excluding Currency Changes[2]
	THREE MONTHS ENDED		%		NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2014	2/28/2013	Change		2/28/2014	2/28/2013	Change
North America
Footwear	$1,928	$1,708	13%	13%	$5,459	$4,933	11%	11%
Apparel	925	830	11%	12%	2,920	2,657	10%	10%
Equipment	216	199	9%	9%	626	577	8%	9%
Total	3,069	2,737	12%	12%	9,005	8,167	10%	10%
Western Europe
Footwear	891	695	28%	24%	2,415	1,958	23%	19%
Apparel	338	305	11%	8%	1,061	999	6%	3%
Equipment	63	57	11%	7%	191	184	4%	0%
Total	1,292	1,057	22%	19%	3,667	3,141	17%	13%
Central & Eastern Europe
Footwear	207	168	23%	27%	544	460	18%	19%
Apparel	129	115	12%	17%	403	358	13%	14%
Equipment	20	20	0%	9%	70	64	9%	11%
Total	356	303	17%	22%	1,017	882	15%	16%
Greater China
Footwear	467	410	14%	12%	1,166	1,091	7%	5%
Apparel	199	199	0%	-2%	641	608	5%	3%
Equipment	31	32	-3%	-7%	93	101	-8%	-11%
Total	697	641	9%	7%	1,900	1,800	6%	3%
Japan
Footwear	92	98	-6%	14%	281	315	-11%	10%
Apparel	59	70	-16%	4%	201	247	-19%	1%
Equipment	26	27	-4%	11%	63	70	-10%	10%
Total	177	195	-9%	10%	545	632	-14%	7%
Emerging Markets
Footwear	631	603	5%	15%	1,941	1,948	0%	7%
Apparel	243	206	18%	31%	748	713	5%	13%
Equipment	63	58	9%	19%	180	177	2%	9%
Total	937	867	8%	19%	2,869	2,838	1%	9%
Global Brand Divisions[3]	26	29	-10%	-13%	89	84	6%	4%
Total NIKE Brand	6,554	5,829	12%	14%	19,092	17,544	9%	10%
Converse	420	361	16%	16%	1,274	1,095	16%	15%
Corporate[4]	(2)	(3)	—	—	8	(23)	—	—
Total NIKE, Inc. Revenues From Continuing Operations	$6,972	$6,187	13%	14%	$20,374	$18,616	9%	10%

Total NIKE Brand
Footwear	$4,216	$3,682	15%	16%	$11,806	$10,705	10%	11%
Apparel	1,893	1,725	10%	12%	5,974	5,582	7%	8%
Equipment	419	393	7%	9%	1,223	1,173	4%	6%
Global Brand Divisions[3]	26	29	-10%	-13%	89	84	6%	4%
[1] Certain prior year amounts have been reclassified to conform to fiscal year 2014 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[2]  Fiscal 2014 results have been restated using fiscal 2013 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

[3] Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.
[4] Corporate revenues primarily consist of foreign currency revenue-related hedge gains and losses generated by entities within the NIKE Brand geographic operating segments and Converse through our centrally managed foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1,2]
For the period ended February 28, 2014

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2014	2/28/2013	Change	2/28/2014	2/28/2013	Change
North America	$726	$653	11%	$2,188	$1,863	17%
Western Europe	275	179	54%	663	501	32%
Central & Eastern Europe	79	64	23%	208	155	34%
Greater China	234	218	7%	601	570	5%
Japan	21	24	-13%	92	92	0%
Emerging Markets	229	216	6%	682	735	-7%
Global Brand Divisions[3]	(533)	(414)	-29%	(1,461)	(1,280)	-14%
TOTAL NIKE BRAND	1,031	940	10%	2,973	2,636	13%
Converse	133	121	10%	402	336	20%
Corporate[4]	(272)	(205)	-33%	(710)	(608)	-17%
TOTAL EARNINGS BEFORE INTEREST AND TAXES	$892	$856	4%	$2,665	$2,364	13%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (also commonly referred to as “EBIT”), which represents net income before interest expense (income), net, and income taxes.

[2] Certain prior year amounts have been reclassified to conform to fiscal year 2014 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[3] Global Brand Divisions primarily represent demand creation, operating overhead, information technology, and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[4] Corporate consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, certain foreign currency gains and losses, including certain hedge gains and losses, corporate eliminations and other items.

NIKE, Inc.
NIKE BRAND REPORTED FUTURES GROWTH BY GEOGRAPHY[1]
As of February 28, 2014

	Reported Futures Orders	Excluding Currency Changes [2]

North America	9%	9%
Western Europe	33%	30%
Central & Eastern Europe	7%	13%
Greater China	-1%	-3%
Japan	-6%	-1%
Emerging Markets	12%	24%
Total NIKE Brand Reported Futures	12%	14%
[1] Futures orders by geography and in total for NIKE Brand athletic footwear and apparel scheduled for delivery from March 2014 through July 2014, excluding NIKE Golf and Hurley.
The reported futures and advance orders growth is not necessarily indicative of our expectation of revenue growth during this period. This is due to year-over-year changes in shipment timing and because the mix of orders can shift between advance/futures and at-once orders and the fulfillment of certain orders may fall outside of the schedule noted above. In addition, exchange rate fluctuations as well as differing levels of order cancellations, discounts and returns can cause differences in the comparisons between advance/futures orders and actual revenues. Moreover, a significant portion of our revenue is not derived from futures and advance orders, including at-once and close-out sales of NIKE Brand footwear and apparel, sales of NIKE Brand equipment, sales from certain of our Direct to Consumer operations, and sales from Converse, NIKE Golf and Hurley.

[2] Reported futures have been restated using prior year exchange rates to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.